Exhibit 99.1
ATMI REPORTS THIRD QUARTER FINANCIAL RESULTS
•	Third quarter revenues of $86.7 million, down 5%; diluted EPS of $0.31, including a net benefit of $0.10 per diluted share related to income taxes and strategic investments

•	Results in line with revised third quarter guidance
DANBURY, Conn. — October 22, 2008 — ATMI, Inc. (NASDAQ: ATMI) today announced revenues of $86.7 million for the third quarter of 2008, a 5% decline compared with $91.1 million in the third quarter of 2007. Earnings per diluted share were $0.31, including a net benefit of $0.10 per diluted share, compared with $0.32 per diluted share in the third quarter of 2007. The net benefit was comprised of a $3.7 million tax benefit and a $0.4 million after-tax net expense associated with ATMI’s strategic investment portfolio.
ATMI announced on September 26th that third quarter and 2008 revenue and earnings would be below expectations primarily because of a marked slowdown in demand across all of ATMI’s semiconductor and flat panel display end markets.
Operating income for the third quarter of 2008 was $10.0 million, compared with $15.1 million a year ago, while operating margin was 11.5%, compared with 16.6% for the third quarter a year earlier.
For the nine months ended September 30, 2008 revenues increased 1.2% to $269.0 million, compared with $265.7 million in the same period of 2007. Earnings per diluted share were $0.93 in the first nine months of 2008, including the $0.10 net diluted earnings per share benefit recognized this quarter, compared with $0.76 per diluted share in the same period of 2007.
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ATMI Reports Third Quarter 2008 Financial Results — Page 2 of 5
Operating income increased 12.2% to $38.5 million in the first nine months of 2008, compared with $34.3 million a year ago, while operating margin for the first nine months increased to 14.3%, compared with 12.9% in the first nine months of 2007.
Doug Neugold, ATMI Chief Executive Officer, said, “With so much in flux today, we can’t accurately gauge how the economic environment will affect our customers and therefore our business in the near term, but signs point to continuing weakness through the fourth quarter and into 2009.”
Neugold continued, “While we have no control over end markets, we are planning for tough market conditions, and are focusing our time and attention on operating efficiency, cost reduction, new product development, and cash generation.”
A conference call (888.822.9375) to discuss the Company’s third quarter financial results and business outlook will begin at 11:00 a.m. Eastern time, October 22, 2008. A replay (800.642.1687, passcode 30943791) of the call will be available for 48 hours. An audio webcast of the conference call will be available for 30 days on atmi.com.
ATMI provides specialty materials and high-purity materials handling and delivery solutions to the worldwide semiconductor industry. For more information, please visit atmi.com.

ATMI Reports Third Quarter 2008 Financial Results — Page 3 of 5
ATMI is a trademark or registered trademark of Advanced Technology Materials Inc. in the United States, other countries, or both.
Statements contained herein that relate to ATMI’s future performance, including, without limitation, statements with respect to ATMI’s anticipated results of operations or level of business for 2008 or any other future period, are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations only and are subject to certain risks, uncertainties, and assumptions, including, but not limited to, changes in semiconductor industry growth (including, without limitation, wafer starts) or ATMI’s markets; competition, problems, or delays developing, commercializing and delivering new products; problems or delays in integrating acquired operations and businesses; uncertainty in the credit and financial markets; and other factors described in ATMI’s Form 10-K for the year ended December 31, 2007, and other subsequent filings with the Securities and Exchange Commission. Such risks and uncertainties may cause actual results to differ materially from those expressed in our forward-looking statements. ATMI undertakes no obligation to update any forward-looking statements.
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For more information contact:
Dean Hamilton
Director, Investor Relations & Corporate Communications
203.207.9349 Direct
203.794.1100 x4202
dhamilton@atmi.com
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TABLES FOLLOW

ATMI Reports Third Quarter 2008 Financial Results — Page 4 of 5
ATMI, INC.
SUMMARY STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenues	$86,684	$91,131	$268,968	$265,717
Cost of revenues	45,258	45,158	134,888	135,285

Gross profit	41,426	45,973	134,080	130,432
Operating expenses:
Research and development	9,681	7,225	27,756	21,769
Selling, general, and administrative	21,791	23,617	67,826	74,407

Total operating expenses	31,472	30,842	95,582	96,176

Operating income	9,954	15,131	38,498	34,256

Other expense, net	(967)	1,761	(178)	5,568

Income before income taxes	8,987	16,892	38,320	39,824

Income taxes	(1,076)	5,565	8,193	12,903

Net income	$10,063	$11,327	$30,127	$26,921

Diluted earnings per share	$0.31	$0.32	$0.93	$0.76

Weighted average shares outstanding	31,952	35,044	32,287	35,339

ATMI Reports Third Quarter 2008 Financial Results — Page 5 of 5
ATMI, INC.
SUMMARY BALANCE SHEETS
(in thousands)

	September 30,
	2008	December 31,
	(unaudited)	2007
Assets
Cash & marketable securities (1)	$101,452	$193,697
Accounts receivable, net	55,027	61,405
Inventories, net	55,807	48,885
Other current assets	21,233	23,436

Total current assets	233,519	327,423
Property, plant, and equipment, net	130,307	106,171
Marketable securities, non-current (1)	7,666	—
Other assets	84,214	58,647

Total assets	$455,706	$492,241

Liabilities and stockholders’ equity
Accounts payable	$16,148	$22,735
Other current liabilities	24,277	24,467

Total current liabilities	40,425	47,202
Non-current liabilities	10,929	10,656
Stockholders’ equity	404,352	434,383

Total liabilities & stockholders’ equity	$455,706	$492,241

(1)	Total cash and marketable securities equaled $109.1 million and $193.7 million at September 30, 2008 and December 31, 2007, respectively.